EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Supernus Pharmaceuticals, Inc.:

We consent to the use of our reports dated March 8, 2021, with respect to the consolidated balance sheets of Supernus Pharmaceuticals, Inc. and subsidiaries (“the Company”) as of December 31, 2020 and 2019, the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated herein by reference.

Our report dated March 8, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020 contains an explanatory paragraph that states that the Company acquired USWM Enterprises during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, USWM Enterprises’ internal control over financial reporting associated with total assets of 8.8% (excluding the goodwill and other intangible assets, which are included within the scope of the assessment) and total revenues of 17.5% included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of USWM Enterprises.

/s/ KPMG LLP

Baltimore, Maryland
June 25, 2021